EXHIBIT 99.1

Rand Capital Announces Net Asset Value of $4.43, Two New Investments and Five Follow-On Investments

  Net Asset Value increases to $4.43 per share, a 1.8% ($.08) increase from prior quarter
  Seven investments totaling $4 million represents busiest quarter in recent history
  Notable investments during the quarter included a total of $1.85 million in Empire Genomics, LLC and Teleservices Solutions Holdings, LLC and $2.18 million in follow-on investments in five portfolio companies
  BinOptics continues to grow its etched facet technology laser solutions
  Total assets of $37.7 million

BUFFALO, N.Y., July 31, 2014 (GLOBE NEWSWIRE) -- Rand Capital Corporation ("Rand") (Nasdaq:RAND) announced June 30, 2014 net asset value of $28.4 million, or $4.43 per share, representing a $.08 increase per share from March 31, 2014, and a $.50 per share increase from June 30, 2013.

Portfolio activity during the second quarter of 2014 included:

  Empire Genomics, LLC (Buffalo, NY) (www.empiregenomics.com) – $600,000 debt investment. Empire Genomics is a molecular diagnostics company that develops and offers a comprehensive menu of assay services for use in diagnosing and guiding precise therapeutic treatments for patients.
  Teleservices Solutions Holdings, LLC (TSH) (Montvale, NJ) (www.ipacesetters.com) – $1,250,000 equity investment in Class B and Class C shares. TSH is a customer contact center specializing in customer acquisition and retention for selected industries.
  Chequed.com, Inc. (Saratoga Springs, NY) (www.chequed.com) - $350,000 follow-on equity investment in additional Series A Preferred shares. Chequed.com is a predictive employee selection and development software company for the Human Resource sector.
  Knoa Software, Inc. (New York, NY) (www.knoa.com) – $479,155 equity investment in Series B-1 Preferred shares. Knoa software monitors, measures and manages how end-users use enterprise software applications, improving software performance and its users' experiences.
  Mercantile Adjustment Bureau, LLC (Williamsville, NY) (www.mercantilesolutions.com) - $150,000 follow-on debt investment. Mercantile is a full service accounts receivable management and collection company.
  SciAps, Inc. (Woburn, MA) (www.sciaps.com) - $500,000 follow-on investment in additional Series A Preferred shares. SciAps is a hand held analytical instrumentation company specializing in durable, field tested, portable instruments utilizing LIBS and Raman spectroscopy. These devices are used in law enforcement, and the mining, pharmaceutical and other industries.
  SocialFlow, Inc. (New York, NY) (www.socialflow.com) - $750,000 follow-on equity investment in Series B-1 Preferred shares. SocialFlow provides instant analysis of current opportunities on social networks using proprietary, predictive analytic algorithms to determine best time for its customers to publish or advertise.

BinOptics Corporation (Ithaca, NY) (www.binoptics.com), a Deloitte 2013 Technology Fast 500 winner as one of North America's fastest growing companies, continues to deploy its unique etched facet technology into the world-wide marketplace exploiting the need for optical connectivity and semi-conductor laser products in the rapidly growing markets of smart phones, cellular backhaul, data centers and fiber to the home.

Allen F. Grum, President of Rand Capital, stated, "We continue to deploy capital as evidenced by $1.85 million investments in new companies and $2.18 million in portfolio companies. We also revalued our investment in BinOptics Corporation to reflect its improved financial performance as reflected in record sales profits and units shipped in the recent quarters. We continue to evaluate our portfolio and opportunities for liquidity events and hope to share these with you in the future."

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business.  Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiary provide capital and managerial expertise to small and medium sized private companies primarily located in the Northeast U.S. Rand is traded on the NASDAQ under the symbol "RAND" and is headquartered in Buffalo, NY. www.randcapital.com

CONTACT: Investor Contact:
         Allen F. Grum
         President
         716-853-0802
         pgrum@randcapital.com